Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP
1540 Broadway
New York, New York 10036

June 30, 2008

Pacific Restaurant Holdings, Inc.
804 Pier View Way, Suite 208
Oceanside, California 92054

Re:        Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Pacific Restaurant Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) covering an underwritten public offering of (i) up to 1,955,000 Units (each, a “Unit” and, collectively, the “Units”), with each Unit consisting of one share of the Company's common stock, par value $0.001 per share (“Common Stock”), and one warrant, with each warrant exercisable for one share of Common Stock (each, a “Warrant” and, collectively, the “Warrants”), (ii) an option (the “Purchase Option”) to purchase up to an additional 170,000 Units, (iii) the Units issuable upon exercise of the Purchase Option, (iv) all shares of Common Stock and all Warrants issued or issuable as part of the Units and (v) all shares of Common Stock issuable upon exercise of the Warrants. The Registration Statement also registers, on behalf of certain of the Company’s selling shareholders (the “Selling Shareholders”), up to 1,276,084 shares of Common Stock issuable upon exercise of warrants (the “Selling Shareholder Warrants”) by the Selling Shareholders.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this letter. In rendering the opinions set forth in this letter, we have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that:

1. The Units, when issued and sold by the Company in the manner contemplated by the Registration Statement (and, in the case of such Units issuable upon exercise of the Purchase Option, the Purchase Option) and in accordance with the action by the Board of Directors of the Company approving such issuance, will be duly authorized, legally issued, fully paid and non-assessable.

2. The Purchase Option, when it has been issued in the manner contemplated by the Registration Statement and in accordance with the action by the Board of Directors of the Company approving such issuance, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3. The Warrants, when they have been issued in the manner contemplated by the Registration Statement and the Warrant Agreement (the “Warrant Agreement”) between the Company and American Stock Transfer & Trust Company, as warrant agent (and, in the case of such Warrants issuable upon exercise of the Purchase Option, the Purchase Option) and in accordance with the action by the Board of Directors of the Company approving such issuance, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4. The shares of Common Stock included in the Units and issuable upon exercise of the Warrants, when such shares have been issued and sold by the Company in the manner contemplated by the Registration Statement (and, in the case of such shares of Common Stock issuable upon exercise of the Warrants, the Warrants and the Warrant Agreement) and in accordance with the action by the Board of Directors of the Company approving such issuance, will be duly authorized, legally issued, fully paid and non-assessable.

5. The shares of Common Stock issuable upon exercise of the Selling Shareholder Warrants, when such shares have been issued in the manner contemplated by the Selling Shareholder Warrants and related warrant agreements, will be duly authorized, legally issued, fully paid and non-assessable.

This letter is limited to matters governed by the General Corporation Law of the State of Delaware, including its statutory provisions, all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting such provisions, and the laws of the State of New York.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP